UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 13, 2013

 Feel Golf Co., Inc.
 (Exact name of Registrant as specified in its charter)

California	000-26777	77-0532590
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Central Park Drive Sanford, FL 32771
(Address of principal executive offices)

(321) 397-2072
(Registrant’s telephone number, including area code)

107 Commerce Way Sanford, FL 32771
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.          Entry into a Material Definitive Agreement

Forbearance Agreement to Convertible Note and Warrant Financing

On February 11, 2011 (the “Closing Date”), Feel Golf Company Inc., a California Corporation, (hereinafter referred to as the “Company”, “we,” “us” or “our”) and Long Side Ventures, LLC, a Florida Limited Liability Company (“Long Side” or the “Holder” or the “Investor(s)”) entered into a Fifteen Percent (15%) Convertible Debenture (the “Debenture”), whereby the Company promised to pay to on order, without demand, the sum of Two Hundred Fifty Thousand Dollars ($250,000), with simple interest accruing at an annual rate equal to Fifteen Percent (15%) with a maturity date of February 10, 2013 (the “Maturity Date”). The Holder of the Debenture has the right from and after the Closing Date and at any time until the Debenture is fully paid, to convert any outstanding and unpaid principal portion of the Debenture, and accrued interest, at the election of the Holder into fully paid and non-assessable shares of Common Stock. The conversion price per share of the Debenture shall be the higher of: (i.) 50% of the average of the five lowest intraday prices for the Company’s common stock during the previous Fifteen (15) trading days: or (ii) $0.0001 (the “Conversion Price”). The Debenture was entered into in connection with the Company’s acquisition of Pro Line Sports, Inc., (“Pro Line”) filed on the Current Report to Form 8-K on January 7, 2011.

Additionally on the Closing Date, the Company entered into a Security Agreement and Pledge Agreement with the Holder whereby it irrevocably pledged to the Holder all of the issued and outstanding shares of Pro Line Sports, Inc., as security for the Company’s obligations under the Debenture.

In addition on the Closing Date, the Company and Long Side entered into a Revenue Sharing Agreement whereby the Company shall  pay Long Side, One Percent (1%) of gross revenues from all sales of the Company, Pro Line and any other business acquired during the term hereof.   The revenue share shall commence on the Date of Closing and continue until December 31, 2014 and each payment shall be disbursed to Long Side on or before the Fifteenth (15th) day of the month for those sales in the previous calendar month.

On September 18, 2012, Arnold S. Goldin, Inc. (“Goldin”) and the Company entered into an agreement whereby Goldin purchased the original principal amount of $25,000 and part of that certain Note originally issued February 11, 2011 to Longside Ventures, LLC in the original principal amount of $250,000 (the “Note”).  As such, Arnold S. Goldin Inc. and the Company were now bound upon the same terms as the original Holder, Longside Ventures, for the Debenture entered into on February 11, 2011.

On January 29, 2013, Taconic Group LLC and the Company entered into an agreement whereby Taconic Group purchased the original principal amount of $50,000 and part of that certain Note originally issued February 11, 2011 to Longside Ventures, LLC in the original principal amount of $250,000 (the “Note”).  As such, Taconic Group, LLC and the Company were now bound upon the same terms as the original Holder, Longside Ventures, for the Debenture entered into on February 11, 2011.

On February 11, 2013, The Company was served with a notice of default as per the terms of the Debenture, due to the debenture not being paid as per the Maturity Date.  On February 13, 2013, he Company and the Holders agreed to a settlement via three forbearance letters whereas, the Company has been in default of the Note.  In order to settle the default on the note without further action by the Holders, the Company and the Holders agreed to modify the terms of the note whereas Section 2.1(b) of the Note shall be amended so that (i) the conversion of price shall be $.0001 per share, (ii) interest shall revert to 10% per annum and shall not continue to accrue at the default rate, and (iii) the Holders will defer the maturity date until June 30, 2013.

Item 9.01           Financial Statement and Exhibits

(d)	Exhibits.

10.1	Forbearance Letter dated February 13, 2013 by and between Feel Golf Company, Inc. and Longside Ventures, LLC.

10.2	Forbearance Letter dated February 13, 2013 by and between Feel Golf Company, Inc. and Taconic Group, LLC.

10.3	Forbearance Letter dated February 13, 2013 by and between Feel Golf Company, Inc. and Arnold S. Goldin, Inc.

10.4*	Fifteen Percent Convertible Debenture dated February 11, 2011 by and between Feel Golf Company, Inc., and Long Side Ventures LLC.

* Filed on February 15, 2011 as exhibit 10.1 to the Current Report on Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Feel Golf Company, Inc.

Date: February 20, 2013	By:	/s/ Lee Miller
Name: Lee Miller
Title: Chief Executive Officer